                                                                  EXHIBIT (A)(1)

                            BKF CAPITAL GROUP, INC.

                               OFFER TO EXCHANGE
                  OUTSTANDING OPTIONS TO PURCHASE COMMON STOCK
                       UNDER THE BKF CAPITAL GROUP, INC.
                        1998 INCENTIVE COMPENSATION PLAN

            THE OFFER AND THE ASSOCIATED WITHDRAWAL RIGHTS EXPIRE ON
             JANUARY 10, 2003 AT 11:59 P.M., EASTERN STANDARD TIME,
                          UNLESS THE OFFER IS EXTENDED

     BKF Capital Group, Inc. (the "Company") is offering eligible employees the opportunity to exchange all outstanding eligible options (as defined below) granted under the BKF Capital Group, Inc. 1998 Incentive Compensation Plan (the "Plan") for shares of our deferred stock, which we refer to as restricted stock units or RSUs, that we will grant under the Plan. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal and Deferred Stock Award Agreement (which together, as they may be amended from time to time, constitute the "offer"). We will grant the restricted stock units on or about January 10, 2003. If you elect to exchange any of your eligible options, you must exchange all eligible options granted to you.

     This offer is not conditioned upon a minimum number of options being elected for exchange. This offer is subject to conditions, which we describe in
Section 6 of this offer.

     You may tender eligible options at any time prior to 11:59 p.m., Eastern Standard Time, on January 10, 2003 (such date, or such later date to which we extend the offer as described herein, the "expiration date").

     "Eligible employees" are all employees of the Company and its subsidiaries who are actively employed on the expiration date.

     "Eligible options" are the options to purchase shares of our common stock, granted under the Plan on December 13, 2001, having an exercise price of $28.27 per share.

     Each restricted stock unit, as described further in this Offer to Exchange, represents the right to receive one share of our common stock if certain conditions are met. Restricted stock units are subject to forfeiture and other restrictions until they vest and the underlying shares of common stock are delivered, at which time the related shares of common stock will be distributed to you without restrictions. Restricted stock units will be subject to the terms of a Deferred Stock Award Agreement between each tendering option holder and the Company. The number of restricted stock units that you receive with respect to the options that you exchange and that the Company accepts for exchange will be determined by dividing the number of these options by 3.0 and rounding the result to the nearest whole share. An example of this calculation is given in the "Summary Term Sheet" following the Table of Contents in this Offer to Exchange.

     If you elect to exchange options as described in the offer and if your options are accepted for exchange, we will cancel your outstanding options and grant you restricted stock units under the Plan pursuant to a Deferred Stock Award Agreement between you and us.

     If your employment is terminated for any reason after you tender options pursuant to the offer but prior to the expiration date, your participation in the offer will be automatically cancelled and you will not receive any restricted stock units. In this case, your options will be treated as if they had not been tendered, and your options will remain outstanding on their existing terms and conditions, including the applicable termination provisions contained in the existing stock option award agreements between you and us.

     Shares of our common stock are quoted on the New York Stock Exchange under the symbol "BKF". On December 10, 2002 the last sale price of our common stock as reported on the New York Stock Exchange was $18.75 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

     You should direct questions about this offer or requests for assistance or for additional copies of this Offer to Exchange, the Letter of Transmittal, Deferred Stock Award Agreement or other materials relating to the offer to Norris Nissim at (212) 332-8437 or Glenn Aigen at (212) 332-8460.

                                   IMPORTANT

     If you wish to exchange your options, you must complete and sign the enclosed Letter of Transmittal and Deferred Stock Award Agreement in accordance with their instructions, and send them and any other required documents to Norris Nissim of BKF Capital Group, Inc. in person or by mail to BKF Capital Group, Inc., Attn: Norris Nissim, One Rockefeller Plaza, New York, New York 10020. WE MUST RECEIVE YOUR LETTER OF TRANSMITTAL AND DEFERRED STOCK AWARD AGREEMENT BY 11:59 P.M., EASTERN STANDARD TIME, ON JANUARY 10, 2003, OR THEY WILL NOT BE GIVEN EFFECT.

     We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

     The date of this Offer to Exchange is December 11, 2002.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
SUMMARY TERM SHEET..........................................     1
GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE...............     1
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS..............     4
SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK UNITS.........     4
THE OFFER...................................................     6
 1.  NUMBER OF OPTIONS; EXPIRATION DATE.....................     6
 2.  PURPOSE OF THE OFFER...................................     7
 3.  PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS............     8
 4.  WITHDRAWAL RIGHTS......................................     8
 5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF
     RESTRICTED STOCK UNITS.................................     9
 6.  CONDITIONS OF THE OFFER................................     9
 7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS AND
     RESTRICTED STOCK UNITS.................................    12
 8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED
     STOCK UNITS............................................    12
 9.  INFORMATION CONCERNING BKF CAPITAL GROUP, INC. ........    14
10.  INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
     ARRANGEMENTS CONCERNING THE OPTIONS....................    15
11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER;
     ACCOUNTING CONSEQUENCES OF THE OFFER...................    16
12.  LEGAL MATTERS; REGULATORY APPROVALS....................    16
13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..........    16
14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.............    17
15.  FEES AND EXPENSES......................................    18
16.  ADDITIONAL INFORMATION.................................    18
17.  FORWARD LOOKING STATEMENTS.............................    19
18.  MISCELLANEOUS..........................................    20

                               SUMMARY TERM SHEET

     This summary term sheet answers some of the questions that you may have about the offer. Nothing contained in this summary term sheet or any of the documents included herewith may be interpreted as a recommendation by the Company or its affiliates about whether or not to participate in the offer. We have included references to the relevant sections of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

1.  WHAT SECURITIES IS THE COMPANY OFFERING TO EXCHANGE?

     We are offering to exchange all options to purchase shares of our common stock granted under the BKF Capital Group, Inc. 1998 Incentive Compensation Plan (the "Plan") on December 13, 2001, having an exercise price of $28.27 (the "eligible options") for restricted stock units under the Plan. (Section 1)

2.  WHY IS THE COMPANY MAKING THE OFFER TO EXCHANGE?

     We are making this offer in order to allow employees to hold equity interests in the Company through restricted stock units rather than through stock options. We believe that the restricted stock units will better serve the purposes of retaining and motivating our employees. The restricted stock units will vest and be deliverable later than the options for which they are being exchanged and may have a greater potential to increase in value (as the exercise price of the options is higher than the current price of the Company's common stock). We also believe that restricted stock units, as compared to options, tend to motivate employees to preserve a business' value. Finally, we believe that as a general matter, the compensation expense associated with restricted stock units may be more clearly explained to stockholders than the expense that may be determined with respect to option grants. We are offering this program on a voluntary basis to allow certain of our employees to choose between keeping their existing stock options at their current exercise price and exchanging those options for restricted stock units with an equivalent value, as determined by the Board. These restricted stock units will be granted on January 10, 2003.

3.  WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

     "Eligible employees" are all employees of the Company and its subsidiaries who are actively employed on January 10, 2003. An employee will not be considered an "eligible employee" and, accordingly, will not be eligible to participate in this offer if, on or before the date the offer expires, such employee receives a notice of termination or ceases his or her employment. (Section 1)

4.  HOW DOES THE OFFER TO EXCHANGE WORK?

     The Offer to Exchange requires that an employee make a voluntary election that will become irrevocable at 11:59 p.m., Eastern Standard Time, on January 10, 2003 to exchange all of his or her eligible options for a grant of restricted stock units.

5. HOW MANY RESTRICTED STOCK UNITS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS THAT I TENDER?

     The number of restricted stock units that you receive with respect to the options that you tender will be determined by dividing the number of options you tender and that the Company accepts for exchange by the exchange factor and rounding the result to the nearest whole number. The exchange factor is 3.0.

     For example, if you tender 1,000 eligible options, then:

     - the number of your options (1,000) is divided by

     - the exchange factor 3.0,

     - resulting in 333.3, which, after rounding to the nearest whole number, would result in 333 restricted stock units to be granted in exchange for your options.

     You will not be required to pay cash for the restricted stock units you receive or the shares of common stock underlying the restricted stock units. When the shares of common stock are to be delivered, we expect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation. (Section 8).

6. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE AND WHAT IS THE DEADLINE?

     To participate, you must complete the Letter of Transmittal, including Exhibit A thereto, and the Deferred Stock Award Agreement that are included with this summary of terms, sign them, and send them to Norris Nissim in person or by mail to BKF Capital Group, Inc., Attn: Norris Nissim, One Rockefeller Plaza, New York, New York 10020. WE MUST RECEIVE YOUR LETTER OF TRANSMITTAL BY 11:59 P.M., EASTERN STANDARD TIME, ON JANUARY 10, 2003 (SUCH DATE OR SUCH LATER DATE TO WHICH WE EXTEND THE OFFER, THE "EXPIRATION DATE"), OR IT WILL NOT BE GIVEN EFFECT. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if it is extended, for how long. (Section 3)

     If you elect to exchange any of your eligible options, you must exchange all eligible options granted to you. We reserve the right to reject any or all eligible options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept all eligible options for which you have made a proper and timely election that is not withdrawn promptly upon the expiration of the offer. (Section 3)

7. WHAT HAPPENS IF THE COMPANY IS SUBJECT TO A CHANGE IN CONTROL BEFORE OR AFTER THE RESTRICTED STOCK UNITS ARE GRANTED?

     If there is a "Change in Control" (as defined in the Deferred Stock Award Agreement) of the Company prior to the expiration of the offer, whether by merger, acquisition or asset sale, you may withdraw your tendered options and retain all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we acquire another company or there is a Change in Control and the Company is the surviving public company, you will have the same rights with respect to any tendered options or restricted stock units as otherwise set forth in this Offer to Exchange.

     We reserve the right to take any action that our Board of Directors believes is in our and our stockholders' best interest. (Section 5)

8.  WHY CAN'T I JUST BE GRANTED A NEW AWARD?

     The number of equity awards that we are able to grant under the Plan is limited, so we must conserve our currently available awards for future grants. Because the Plan allows cancelled options to become available again for grant as restricted stock units, options or other equity awards and the number of common shares underlying the restricted stock units is less than the number of shares underlying the options to be cancelled, the exchange of options will make more shares available for grant under the Plan.

9.  WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

     If you do not turn in your election form by the expiration date, then you will not participate in the option exchange, and all eligible options you currently hold will remain unchanged with their original exercise price and original terms. (Section 3)

10. DURING WHAT PERIOD OF TIME MAY I WITHDRAW A PREVIOUS ELECTION TO EXCHANGE OPTIONS?

     You may withdraw your election to exchange options at any time before the expiration time, currently scheduled at 11:59 p.m. Eastern Standard Time, on January 10, 2003. If we extend the offer beyond that time, you may withdraw your election at any time until the expiration of the extended offer. To withdraw an election to exchange options, you must deliver to Norris Nissim of the Company an Election Withdrawal Notice in the form attached prior to 11:59 p.m. Eastern Standard Time, on January 10, 2003, or any later time to which we may extend the offer. Once you have withdrawn an election to exchange options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 5. (Section 4)

11. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE SIX-MONTH PERIOD FOLLOWING EXPIRATION OF THE OFFER IF I PARTICIPATE IN THIS EXCHANGE?

     No. Because of unfavorable accounting charge consequences, if you exchange your options for restricted stock units you will be ineligible to receive any additional option grants until six months after the replacement grant date. We do not currently anticipate making any option grants in the six months after the replacement grant date.

12.  WILL I HAVE TO PAY TAXES WHEN I EXCHANGE MY OPTIONS IN THE OFFER?

     If you are a U.S. taxpayer or resident, you will incur no immediate tax consequences when you exchange your options.

13. WHAT ARE THE INCOME AND WITHHOLDING TAX CONSEQUENCES OF THE VESTING AND DELIVERY OF RESTRICTED STOCK UNITS?

     If you are a U.S. citizen or resident and tender options in exchange for restricted stock units, when your restricted stock units vest and the underlying shares of common stock are delivered to you, you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the New York Stock Exchange on the date the shares are distributed to you or, if no sales are reported on that date, in accordance with applicable tax laws.

     The ordinary income resulting from the delivery of the underlying shares of common stock will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the delivery of the shares of common stock occurs.

     At the time you recognize ordinary income on the delivery of the shares of common stock underlying the restricted stock units, you will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you salary or a bonus. You may elect to utilize a portion of the shares otherwise distributable to you to satisfy your withholding tax obligation.

     WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF YOUR PARTICIPATION IN THE OFFER. (Section 13).

14.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that the decision whether or not to exchange options may be a challenging one for many employees. The offer does carry considerable risk, and there are no guarantees of our future stock performance. So, the decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector, and our own business. (Section 9)

15.  WHAT ARE THE CONDITIONS TO THE OFFER?

     The offer is not conditioned upon a minimum number of eligible options being elected for exchange. However, the offer is subject to a number of conditions, including the conditions described in Section 6.

SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS

16.  CAN I EXCHANGE AN OPTION ONLY AS TO CERTAIN SHARES?

     No. If you elect to exchange any eligible options, you must elect to exchange any and all eligible options granted to you under the Plan. (Section 1)

17. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?

     If you elect to participate in this program, then on the expiration date, we will cancel all of your eligible options that are accepted by the Company for exchange. (Section 11)

SPECIFIC QUESTIONS ABOUT THE RESTRICTED STOCK UNITS

18.  WHAT ARE RESTRICTED STOCK UNITS?

     Restricted stock units represent the right to receive shares of our common stock upon vesting and the satisfaction of the delivery requirements. The restricted stock units are considered "restricted" because they are subject to forfeiture and restrictions on transfer prior to vesting and the subsequent delivery of shares. You are not a stockholder as a result of holding restricted stock units, and restricted stock units do not entitle you to vote or receive notice of meetings, and other materials provided to the Company's stockholders until the restricted stock units vest and the delivery requirements have been satisfied, at which time the related shares will be distributed to you. However, you will be entitled to receive dividends or "Dividend Equivalents" (as defined in the Deferred Stock Award Agreement). The restricted stock units will be granted under the Plan and will be subject to the terms of the Deferred Stock Award Agreement entered into by you and the Company. After restricted stock units have vested, the delivery requirements have been satisfied, and the related shares are distributed to you, you will have stockholder rights (such as voting rights) with respect to those shares and may transfer or sell the shares, subject to applicable securities laws. (Section 8)

19.  HOW WAS THE EXCHANGE FACTOR FOR THE OPTIONS DETERMINED?

     The exchange factor was determined after considering several elements, which included primarily the remaining Black-Scholes value (a method of valuing stock options, which considers factors such as the remaining life of an option, the difference between the exercise price and the stock price, and the volatility of the stock price) of the outstanding stock options, the risk-adjusted relative value of stock options versus restricted stock units, the additional compensation expense to the Company associated with the offer, and the number of shares available for restricted stock unit grants under the Plan. We have available under the Plan approximately 518,939 shares that can be used for restricted stock unit awards. Our calculations used an estimated stock price of approximately $18.75 per share, resulting in a total compensation expense of roughly $2.1 million over the life of the awards. That estimated value was deemed to be the maximum "replaceable Black-Scholes value" for purposes of the offer.

20.  WHAT IS THE VESTING SCHEDULE FOR THE RESTRICTED STOCK UNITS?

     So long as you remain employed with the Company or its subsidiaries, the restricted stock units will vest in two annual installments with fifty percent (50%) vesting on December 31, 2003 and fifty percent (50%) vesting on December 31, 2004.

     The restricted stock units may also vest earlier upon the occurrence of certain events described in Section 8.

     IF YOUR EMPLOYMENT IS TERMINATED PRIOR TO THE VESTING DATE OF THE RESTRICTED STOCK UNITS OR THE DELIVERY DATE OF THE UNDERLYING SHARES OF COMMON STOCK, ALL OR A PORTION OF THE UNVESTED OR UNDELIVERED RESTRICTED STOCK UNITS MAY BE FORFEITED. (Section 8 and Question 23 below)

21. WHEN WILL I RECEIVE MY RESTRICTED STOCK UNITS AND THE RELATED SHARES OF COMMON STOCK?

     If you properly tender eligible options and we accept all eligible options tendered, the grant of the restricted stock units will be effective as of the expiration date unless we reject all eligible options tendered in accordance with Section 6. Your award of restricted stock units will be evidenced by the Deferred Stock Award Agreement between you and the Company. Subject to the conditions in the Deferred Stock Award Agreement, common stock underlying restricted stock units that have vested will be deliverable to you at the earliest of (1) a Change in Control, (2) your termination due to "Disability" (as defined in the Deferred Stock Award Agreement), (3) your death, (4) December 31, 2004, and (5) any earlier date determined by the Compensation Committee. Pursuant to the BKF Capital Group, Inc. Deferred Compensation Plan, recipients of restricted stock units have the choice to defer the scheduled delivery of shares of common stock underlying restricted stock units.

22. WHAT HAPPENS TO THE RESTRICTED STOCK UNITS VERSUS MY EXISTING STOCK OPTIONS IF MY EMPLOYMENT TERMINATES?

     The terms and conditions of the restricted stock units provide that any unvested or undelivered portion of the grant may be forfeited upon a termination of employment, depending upon how your employment was terminated and your actions prior to the delivery date. Employment can terminate for a number of reasons, including death, disability, voluntary termination, involuntary termination for cause, because of the outsourcing of your position, or otherwise.

     The vesting and delivery schedules for the restricted stock units differ from the vesting schedule of the options. As a result, by participating in the exchange, an eligible employee could forgo the right to receive shares of common stock underlying options that vest prior to the restricted stock units. (Section
8).

23. HOW WILL MOVEMENTS IN THE COMPANY'S STOCK PRICE DURING THE OFFER PERIOD AFFECT THE VALUE OF MY OPTIONS VERSUS THE RESTRICTED STOCK UNITS?

     The theoretical values of both your existing options and the restricted stock units you would receive if you participate in the offer would be affected by stock price movements during the offer period, although the impact on value would not be the same. A restricted stock unit is said to be more "sensitive" to stock price movements because the theoretical value of a restricted stock unit changes in direct relationship to changes in the price of our common stock, while your options are said to be less sensitive because each of your options will only fractionally change in value with changes in the price of our common stock because of the exercise price. An option becomes less sensitive to stock price movements as the stock price falls further below the option's exercise price. However, please note that although the theoretical value of your options is less sensitive to stock price changes than the restricted stock units you would receive in exchange, your options will ultimately have no value if the stock price does not appreciate above the relevant exercise price by the time of the relevant expiration date for each option. Also note that you will receive fewer restricted stock units than the number of eligible options you will give up, and you will not be able to sell the restricted stock units until they vest and the related shares of common stock are delivered to you. As of the time of making this offering, the current price of our common stock is lower than the exercise price of all of your eligible options.

24. WHAT HAPPENS TO THE RESTRICTED STOCK UNITS VERSUS MY EXISTING STOCK OPTIONS IF THERE IS A CHANGE IN CONTROL OF BKF?

     Treatment of Restricted Stock Units upon a Change in Control. The Deferred Stock Award Agreement provides that if a Change in Control occurs before the restricted stock units are delivered to you, your restricted stock units would fully vest and the related shares of common stock would be distributed to you. You should also note that your restricted stock units may not vest if you are terminated after the announcement of a transaction that would constitute a Change in Control but before the completion of that transaction.

     Treatment of Stock Options upon a Change in Control. Eligible options generally provide that if a Change in Control occurs, the options would fully vest. You should also note, however that your eligible options may not fully vest if you are terminated after the announcement of a transaction which would constitute a Change in Control but before the completion of that transaction. Your individual stock option agreements may or may not be more favorable than the general terms described above. Please review your existing stock option agreements carefully.

                                   THE OFFER

1.  NUMBER OF OPTIONS; EXPIRATION DATE

     Upon the terms and subject to the conditions of this Offer to Exchange, the Company is offering to eligible employees the opportunity to exchange all eligible options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before 11:59 p.m. Eastern Standard Time, on January 10, 2003 (such date, or such later date to which we extend the offer as described herein, the "expiration date") for restricted stock units under the Plan. Each restricted stock unit represents the right to receive one share of our common stock if certain conditions are met. Restricted stock units are subject to forfeiture and other restrictions until they vest and the underlying shares of common stock are delivered. Restricted stock units will be subject to the terms of a Deferred Stock Award Agreement between each tendering option holder and the Company. The number of restricted stock units that you receive with respect to your options will be determined by dividing the number of options you tender and that the Company accepts for exchange by 3.0 (the "exchange factor") and rounding the result to the nearest whole share. If you elect to exchange any of your eligible options you must exchange all of your eligible options.

     "Eligible employees" are employees of the Company and its subsidiaries who are actively employed on January 10, 2003, the date the offer expires.

     "Eligible options" are the options to purchase shares of our common stock granted under the Plan on December 13, 2001, having an exercise price of $28.27 per share. There are 333,308 eligible options outstanding.

     If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice:

     - we increase or decrease:

      - the amount of consideration offered for the options; or

      - the number of options eligible to be elected for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

     - the offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

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

2.  PURPOSE OF THE OFFER

     We issued the options outstanding under the Plan to provide our employees an opportunity to acquire or increase their ownership stake in the Company, create a stronger incentive to expend maximum effort for our growth and success and encourage our employees to continue their employment with us.

     We believe that restricted units may better serve the Company's purposes than the options that have been granted. The restricted stock units will vest and be deliverable later than the options for which they are being exchanged and, although there can be no assurances, the restricted stock units may have a greater potential to increase in value (as the exercise price of the options is significantly higher than the current price of the Company's common stock). We also believe that restricted stock units, as compared to options, tend to motivate employees to preserve a business' value. Finally, we believe that as a general matter, the compensation expense associated with restricted stock units may be more clearly explained to stockholders than the expense that may be determined with respect to option grants.

     In addition, the number of equity awards that we are able to grant under the Plan is limited, so we must conserve our currently available awards for future grants. However, because the Plan allows cancelled options to become available again for grant as restricted stock units, options or other equity awards and the number of common shares underlying the restricted stock units is less than the number of shares underlying the options to be cancelled, the exchange of options will make more shares available for grant under the Plan.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, AND THE TRADING PRICES OF THE STOCK OF COMPANIES IN OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT OVER TIME THE VALUE OF YOUR RESTRICTED STOCK UNIT (OR THE UNDERLYING COMMON STOCK) WILL BE GREATER THAN THE VALUE OF YOUR EXISTING ELIGIBLE OPTIONS OR THAT YOUR RESTRICTED STOCK UNIT (OR THE UNDERLYING COMMON STOCK) WILL INCREASE IN VALUE OVER TIME.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we have no plans or proposals that relate to or would result in:

     - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (however, although we have no pending plans or proposals for acquisitions or other business combinations, we expect to consider such matters from time to time in the future);

     - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material terms of the employment contract of any executive officer;

     - any other material change in our corporate structure or business;

     - our common stock not being authorized for listing on the New York Stock Exchange;

     - our common stock becoming eligible for termination of registration pursuant to the Securities Exchange Act;

     - the suspension of our obligation to file reports under the Securities Exchange Act;

     - the acquisition by any person of any of our securities or the disposition of any of our securities; or

     - any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

3.  PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS

     Proper Exchange Of Options. To elect to exchange your eligible options pursuant to this offer, you must, in accordance with the terms of the Letter of Transmittal that accompanies this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal, along with the Deferred Stock Award Agreement, or facsimiles of these documents, and any other required documents. Norris Nissim of BKF Capital Group, Inc. must receive all of the required documents prior to the expiration date in person or by mail to BKF Capital Group, Inc., Attn: Norris Nissim, One Rockefeller Plaza, New York, New York 10020.

     If we do not actually receive your election form by the expiration date, then you will not participate in the option exchange, and all eligible options you currently hold will remain unchanged at their original exercise price and terms.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE LETTER OF TRANSMITTAL, THE DEFERRED STOCK AWARD AGREEMENT AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to exchange eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to exchange eligible options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes An Agreement. Your election to exchange eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF THE OPTIONS ELECTED FOR EXCHANGE BY YOU PURSUANT TO THE OFFER AND THE DEFERRED STOCK AWARD AGREEMENT WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate, and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly elected options that have not been validly withdrawn.

4.  WITHDRAWAL RIGHTS

     You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

     You have the right to withdraw the options you have elected to exchange at any time before 11:59 p.m. on January 10, 2003. If we extend the offer beyond that time, you have the right to withdraw these options at any time until the extended offer expires. In addition, if we do not accept your options for exchange before February 7, 2003, the 40th business day following the commencement of this offer to exchange, you may withdraw the options you have elected for exchange at any time after February 7, 2003. If you tender your eligible options, but before the expiration date you want to withdraw your tender, you must withdraw the tender for all of your eligible options.

     To validly withdraw options, you must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while you still have the right to withdraw the election to exchange options. The notice of withdrawal must include your name and the total number of options to be withdrawn (which must equal all of your eligible options). Except as described in the following sentence, the option holder who elected to exchange the options (which are subsequently to be withdrawn) must sign the notice of withdrawal exactly as such option holder's name appears on the Letter of Transmittal. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange all of your eligible options before the expiration date by following the procedures described in Section 3.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding on all parties.

5.  ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF RESTRICTED STOCK UNITS

     Upon the terms and subject to the conditions of this offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn before the expiration date. No Letter of Transmittal will be accepted unless a Deferred Stock Award Agreement is returned to us in accordance with the instructions in the Letter of Transmittal. The effective grant date for the restricted stock units will be the expiration date unless, in accordance with the conditions set forth in Section 6, we reject all tendered options. To the extent that we accept the eligible options that you tender, the option agreement evidencing the options tendered will be deemed null and void.

     For purposes of this offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn if and when we give a written notice to holders of eligible options of our acceptance of such options promptly following the expiration date.

     If there is a Change in Control of the Company, prior to the expiration of the offer, whether by merger, acquisition or asset sale, you may withdraw your tendered options and retain all the rights afforded you to acquire our common stock under the existing agreements evidencing those options.

     If we acquire another company or there is a Change in Control and the Company is the surviving public company, you would have the same rights with respect to any tendered options or restricted stock units as set forth in this Offer to Exchange.

     We reserve the right to take any action that our Board of Directors believes is in our and our stockholders' best interests.

6.  CONDITIONS OF THE OFFER

     Promptly following the expiration date (which will be January 10, 2003 at 11:59 p.m., Eastern Standard Time, unless we extend it), subject to satisfaction of conditions set forth below, we will accept all eligible options that are properly tendered. If the conditions set forth below are not satisfied, we may reject all (but not less than all) options that are properly tendered. If we reject all options that are tendered, we will promptly communicate such rejection to all holders of eligible options, and you will keep all your current options and you will not receive any restricted stock units.

     Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Section 13e-4(f)(5) under the Securities Exchange Act of 1934 (the "Exchange Act"), if, at any time on or after the commencement of the offer and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options elected for exchange:

     - there has been threatened or instituted or is pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (1) challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the exchange of restricted stock units for such options, or otherwise relates in any manner to the offer or (2) in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     - there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      - make the acceptance for exchange of, or issuance of restricted stock units for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit completion of the offer or otherwise relates in any manner to the offer;

      - delay or restrict our ability, or render us unable, to accept for exchange, or issue restricted stock units for, some or all of the options elected for exchange;

      - materially impair the contemplated benefits of the offer to us; or

      - materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     - there has occurred:

      - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

       - the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

       - the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

       - any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

       - any significant decrease in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operations or prospects or on the trading in our common stock;

      - any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that, in our reasonable judgment, makes it inadvisable to proceed with the offer;

      - in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration, escalation or worsening thereof; or

      - any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the commencement of the offer;

     - a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      - any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission prior to the commencement of the offer to exchange) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission prior to the commencement of the offer to exchange);

      - any such person, entity or group that has filed a Schedule 13D or
        Schedule 13G with the Securities and Exchange Commission before expiration of the offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

      - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

     - any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in our reasonable judgment, is or may be material to the Company or its subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other rights. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS AND RESTRICTED STOCK
    UNITS

     Our common stock trades on the New York Stock Exchange under the symbol "BKF". The following table presents the high and low sales prices per share of our common stock for the periods indicated, as reported by the New York Stock
Exchange:

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year ending December 31, 2002:
First Quarter...............................................  $30.29   $26.51
Second Quarter..............................................  $32.36   $27.90
Third Quarter...............................................  $28.25   $20.80
Fourth Quarter (through December 10, 2002)..................  $20.83   $17.50

Fiscal Year ended December 31, 2001:
Fourth Quarter..............................................  $30.95   $24.00
Third Quarter...............................................  $32.54   $23.97
Second Quarter..............................................  $33.20   $20.75
First Quarter...............................................  $24.15   $18.06

Fiscal Year ended December 31, 2000:
Fourth Quarter..............................................  $19.38   $16.00
Third Quarter...............................................  $23.31   $15.56
Second Quarter..............................................  $15.88   $11.88
First Quarter...............................................  $14.44   $10.00

     We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF RESTRICTED STOCK UNITS

    Consideration. We will issue restricted stock units, each of which will represent the right to obtain one share of our common stock, in exchange for outstanding eligible options accepted for exchange by us. The number of restricted stock units to be granted to each option holder will be determined by dividing the number of shares subject to the canceled options by the exchange factor and rounding the result to the nearest whole share.

     Terms Of Restricted Stock Units. The restricted stock units will be issued under the Plan. The restricted stock units you receive in exchange for tendered options accepted for payment will be subject to forfeiture and other restrictions until the units have vested and the underlying shares of common stock are delivered. These restrictions include prohibitions against any sale, transfer, pledge or assignment, in each case until the restricted stock units have vested and the underlying shares of common stock are delivered. These restricted stock units will not entitle you to vote or receive notice of meetings or proxy materials until they have vested and are delivered.

     Vesting. So long as you remain employed with Company, the restricted stock units you receive will vest as follows: (a) 50% will vest on December 31, 2003, and (b) 50% will vest on December 31, 2004. Even if your eligible options will be partially vested prior to January 10, 2003 the restricted stock units you receive will be subject to vesting over this two-year period. Vesting will be accelerated upon (a) your death, (b) your termination due to "Disability" (as defined in the Deferred Stock Award Agreement), or (c) a Change in Control (as defined in the Deferred Stock Award Agreement). Vesting will also be accelerated upon your termination without "Cause" (as defined in the Deferred Stock Award Agreement).

     Delivery. Shares of common stock underlying the restricted stock units will be deliverable to you at the earliest of (a) a Change in Control (as defined in the Deferred Stock Award Agreement) (b) your termination due to Disability (as defined in the Deferred Stock Award Agreement), (c) your death, (d) December 31, 2004, and (e) any earlier date determined by our Compensation Committee. Pursuant to the BKF Capital Group, Inc., Deferred Compensation Plan, recipients of restricted stock units have the option to defer the scheduled delivery of shares of common stock underlying restricted stock units.

     Forfeiture. Unless our Compensation Committee determines otherwise, any unvested restricted stock units that you receive in the exchange and any common stock underlying restricted stock units that have vested, will be forfeited if, prior to the delivery date, (a) you engage in conduct specified in Section 4(b) of the Deferred Stock Award Agreement, or (b) you fail to provide the representations and certifications required under the Deferred Stock Award Agreement.

     Stock Certificates. Your restricted stock units will be evidenced by the Deferred Stock Award Agreement between you and the Company. As the restricted stock units vest and the delivery requirements for the underlying common stock described above are satisfied, the underlying shares of common stock will be distributed to you by electronic deposit into a book entry account designated by you (less any shares you elect to withhold to satisfy your withholding tax obligations). You will only receive a stock certificate for the shares upon a request from you to the transfer agent.

     Tax Consequences. You should refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the acquisition, holding and vesting of restricted stock units, as well as the consequences of accepting restricted stock units under this offer. Section 13 includes a general summary of the material federal income tax consequences of the exchange for U.S. citizens and residents.

     Registration Of Shares. All shares of common stock underlying the restricted stock units issuable in connection with this offer have been registered under the Securities Act on a registration statement on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an "affiliate" of the Company, upon vesting and delivery you will be able to sell your shares underlying the restricted stock units free of any transfer restrictions under applicable securities laws.

     IMPORTANT NOTE: The statements in this offer concerning the Plan and the restricted stock units are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the forms of Deferred Stock Award Agreement, both of which have been filed as exhibits to our Tender Offer Statement on Schedule TO which has been filed with the SEC.

     Please contact Norris Nissim or Glenn Aigen of the Company to receive a copy of the Plan or the Plan's prospectus. We will promptly furnish you copies of these documents at our expense.

9.  INFORMATION CONCERNING BKF CAPITAL GROUP, INC.

     Overview. The Company operates entirely through John A. Levin & Co., Inc., an investment adviser registered with the U.S. Securities and Exchange Commission that was acquired by the Company in June 1996. The investment adviser is a wholly owned subsidiary of Levin Management Co., Inc., which in turn is a wholly owned subsidiary of the Company. Levin Management Co., Inc. and its subsidiaries are referred to collectively as "Levco." Levco specializes in managing equity portfolios for institutional and individual investors. Most accounts are managed pursuant to value equity strategies; Levco also offers a range of alternative investment products as well as other more specialized investment programs. Most clients are based in the United States, though a significant portion of investors in the alternative investment products are located outside the United States.

     The Company was incorporated in Delaware in 1954. Its executive offices are located at One Rockefeller Plaza, New York, New York 10020. Its telephone number is (212) 332-8400, and its website address is www.bkfcapital.com.

     Additional information about BKF is available from the documents described in Section 16.

     Recent Developments. On December 3, 2002, the Company made an equity grant of 450,768 restricted stock units to senior employees of the Company's asset management subsidiary, John A. Levin & Co. Inc. The restricted stock units will vest and be delivered no earlier than December 3, 2005. Some executive officers of the Company are expected to receive restricted stock units in the first quarter of 2003, raising the amount of the combined grants to 594,373 restricted stock units. Based on BKF's closing stock price of $18.75 on the date of grant, the grant will result in a compensation expense of approximately $11.1 million to be recognized from the date of grant through December 3, 2005.

     Selected Financial Information. The following table sets forth selected consolidated financial operating data for the Company. The selected historical statement of operations data for the years ended December 31, 2000 and 2001 and the selected historical balance sheet data as of December 31, 2000 and 2001 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001, and incorporated herein by reference. The selected historical statement of operations data for the nine-month periods ended September 30, 2002 and 2001 and the selected historical balance sheet data as of September 30, 2002 have been derived from the unaudited consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2002, and incorporated herein by reference. The information presented below should be read together with our consolidated financial statements and the notes related thereto as well as the section of our Form 10-K and Form 10-Q entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       YEARS ENDED            NINE MONTHS ENDED
                                                      DECEMBER 31,              SEPTEMBER 30,
                                                 -----------------------   -----------------------
                                                    2001       2000(A)        2002         2001
                                                 ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS INFORMATION:
Revenues.......................................   $91,458      $77,036      $71,351      $69,013
Total expenses.................................    84,993       76,648       69,359       64,789
Operating income...............................     6,465          388        1,992        4,224
Income before income taxes and cumulative
  effect of accounting change..................     9,344        1,410        1,990        6,344
Cumulative effect of change in accounting
  principle....................................        --      (53,374)          --           --
Net income (loss)..............................     1,496      (51,299)      (1,244)         916
---------------
(a) Pro forma

                                                       YEARS ENDED            NINE MONTHS ENDED
                                                      DECEMBER 31,              SEPTEMBER 30,
                                                 -----------------------   -----------------------
                                                    2001       2000(A)        2002         2001
                                                 ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
EARNINGS (LOSS) PER COMMON SHARE:
Basic:
Earnings (loss) before cumulative effect of
  accounting change............................   $  0.23      $  0.32      $ (0.19)     $  0.14
Cumulative effect of accounting changes........        --        (8.21)          --           --
                                                  -------      -------      -------      -------
Net earnings (loss)............................   $  0.23      $ (7.89)     $ (0.19)     $  0.14
                                                  =======      =======      =======      =======
Diluted:
Earnings (loss) before cumulative effect of
  accounting change............................   $  0.20      $  0.32      $ (0.19)     $  0.12
Cumulative effect of accounting changes........        --        (8.15)          --           --
                                                  -------      -------      -------      -------
Net earnings (loss)............................   $  0.20        (7.83)     $ (0.19)     $  0.12
                                                  =======      =======      =======      =======
---------------
(a) Pro forma

                                                         AT DECEMBER 31,           AT SEPTEMBER 30,
                                                       2001           2000               2002
                                                   ------------   ------------   --------------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                      (UNAUDITED)
BALANCE SHEET INFORMATION:
Total assets (excluding intangibles).............    $100,590       $ 77,412           $ 99,285
Total assets.....................................     146,926        133,249            140,364
Total liabilities................................      43,442         33,118             37,533
Total stockholders' equity.......................     103,484        100,131            102,831
Book value per share                                 $  15.68       $  15.36           $  15.50

10.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS

     The directors and executive officers of BKF Capital Group, Inc., their positions and offices and their ownership of eligible options as of December 11, 2002 are set forth in the following table:

NAME                                            POSITION                     ELIGIBLE OPTIONS
----                                            --------                     ----------------
John A. Levin...............  Chairman, Chief Executive Officer and                45,000
                              President
Gregory T. Rogers...........  Executive Vice President and Chief Operating         20,000
                              Officer
Glenn A. Aigen..............  Senior Vice President, Chief Financial               15,000
                              Officer and Treasurer
Norris Nissim...............  Vice President, General Counsel and                   7,300
                              Secretary
J. Barton Goodwin...........  Director                                                  0
Burton G. Malkiel...........  Director                                                  0
Anson M. Beard, Jr..........  Director                                                  0
David D. Grumhaus...........  Director                                                  0
Peter J. Solomon............  Director                                                  0
Dean J. Takahashi...........  Director                                                  0
James S. Tisch..............  Director                                                  0

     The address of each director and executive officer is c/o BKF Capital Group, Inc., One Rockefeller Plaza, New York, New York 10020.

     Please see the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 22, 2002, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 31, 2002 and any agreement, arrangement or understanding between the Company and any other person with respect to the Company's common stock.

     We have been advised that all of our executive officers who are eligible to participate intend to tender all of their eligible options pursuant to this offer.

     Based upon our records and upon information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our directors or executive officers of any of our subsidiaries nor any associates or subsidiaries of any of the foregoing, has effected any transactions in our common stock or stock options during the 60 days prior to the date hereof.

     Except for outstanding options to purchase common stock and restricted stock unit awards granted from time to time to certain of our employees (including executive officers) pursuant to the Plan, and except as set forth in this Offer to Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

11.  STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
     CONSEQUENCES OF THE OFFER.

     Eligible options we acquire in connection with the offer will be cancelled by the Company. Neither the restricted stock units issued in the exchange nor the eligible options that are not returned under this offer will be treated for financial reporting purposes as variable awards. However, we will record a non-cash compensation expense currently estimated to be approximately $2.1 million over the vesting period of the restricted stock units.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of restricted stock units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our restricted stock units as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material federal tax consequences of the offer to U.S. citizens and residents. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof, as of the date

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hereof. This summary does not discuss all the federal tax consequences that may be relevant to you in light of your particular circumstances and is not intended to be applicable in all respects to all categories of option holders. This summary does not address taxes that may be due upon the subsequent sale of shares of common stock you receive when the restricted stock units vest and the underlying shares of common stock are delivered or in connection with dividends paid with respect to such shares, if any.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR INDIVIDUAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

     GENERAL.

     There are no immediate tax consequences of receiving restricted stock units. Social Security and Medicare employment taxes will apply at the time the restricted stock units vest. When the underlying shares of common stock are delivered to you, you will recognize ordinary income equal to the fair market value of the shares distributed to you. We will determine the fair market value of the shares based on the average of the high and low prices of our common stock on the date the shares are delivered to you or, if no sales are reported on that date, in accordance with applicable tax law.

     If you defer delivery of the shares of common stock pursuant to the Company's Deferred Compensation Plan, in general the effect should be to defer your receipt of ordinary income -- and resulting taxation -- until the time the shares are delivered. Social Security and Medicare employment taxes generally will NOT be deferred, however, so these taxes will still apply at the time the restricted stock units vest. Upon settlement of restricted stock units, a participant will recognize ordinary income equal to the fair market value at that date of the shares of common stock or other property delivered. The tax basis in such shares will be equal to the fair market value at that date (that is, equal to the amount of ordinary income recognized).

     If you forfeit restricted stock units, no loss will be recognized for federal income tax purposes. Generally, we will be entitled to a tax deduction equal to any amount recognized as ordinary income by a participant, but a transaction resulting in a capital gain or loss to a participant will not give rise to a tax deduction for us.

     WITHHOLDING TAXES.

     At the time you recognize ordinary income on the vesting of the restricted stock units (and the distribution of the corresponding shares of common stock), we will have an income and payroll withholding tax obligation with respect to that income, much like the obligation that arises when we pay you your salary or a bonus. The ordinary income resulting from the vesting of the restricted stock units (and the related distribution of shares of common stock) will be reflected in the Form W-2 reported to the Internal Revenue Service for the year in which the delivery occurs.

     You may elect to utilize a portion of the shares of common stock otherwise deliverable to you to satisfy your withholding tax obligation. The withholding of shares of common stock will be in accordance with the Deferred Stock Award Agreement, which will provide that we may deduct or cause to be deducted from, or collect or cause to be collected, any taxes required by law to be withheld or paid with respect to your restricted stock units.

     By participating in this exchange and returning to us the completed Deferred Stock Award Agreement, you will authorize us to take to the above actions to pay withholding taxes. The income tax withholding may be insufficient to cover your final income tax liability with respect to the share distribution. You should consult with your own tax advisor to determine whether you should make estimated tax payments for the year of the share distribution.

14.  EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any eligible options by giving oral, written, or electronic notice of such extension to the option holders.

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     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the eligible options elected for exchange promptly after termination or withdrawal of the offer to exchange.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered to option holders in the program or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment will be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to holders of eligible options in a manner reasonably designated to inform such holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise, or otherwise communicate any such dissemination.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we may extend the offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the offer following a material change in the term of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice, if the offer would otherwise expire during that period:

     - we increase or decrease:

      - the amount of consideration offered for the options; or

      - the number of options eligible to be elected for exchange in the offer, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase; and

     - the offer is scheduled to expire at any time earlier than the end of the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this offer to exchange.

16.  ADDITIONAL INFORMATION.

     We recommend that, in addition to this offer to exchange, the Deferred Stock Award Agreement, and the Letter of Transmittal, you review the following materials, which we have filed with the Securities and Exchange Commission and are incorporating by reference into this Offer to Exchange, before making a decision on whether to elect to exchange your options:

     - our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002;

     - our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 14, 2002;

     - our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002;

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     - our quarterly report on Form 10-Q for the fiscal quarter ended September
       30, 2002, filed with the Securities and Exchange Commission on November 14, 2002;

     - the Company's 1998 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2001 filed with the Securities and Exchange Commission on August 14, 2001).

     - the definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 22, 2002;

     - the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on November 4, 1993, including any amendments or reports we file for the purpose of updating that description.

     We hereby incorporate by reference any additional documents that we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this offer to exchange and the expiration date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     The Securities and Exchange Commission file number for all of these filings is 1-10024. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the reference facilities maintained by the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

     We will provide without charge to any holder of eligible options, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, including our reports, proxy statements and other stockholder communications, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: BKF Capital Group, Inc., Attn:
Norris Nissim, One Rockefeller Plaza, New York, New York 10020. You may also make a request by telephone at (212) 332-8437 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about the Company should be read together with the information contained in the documents to which we have referred you.

17.  FORWARD LOOKING STATEMENTS

     This Offer to Exchange, as well as any documents incorporated herein by reference, contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of the Company and statements preceded by, followed by or that include the words "may," "believes," "expects," "anticipates," or the negation thereof, or similar expressions, which constitute forward-looking statements. These forward-looking statements are based on the Company's current expectations and are susceptible to a number of risks, uncertainties and other factors, and the Company's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the following: retention and ability of qualified personnel; the performance of the securities markets and of value stocks in particular; the investment performance of client accounts, the retention of significant client and/or distribution relationships; competition, the existence or absence of adverse publicity; changes in business strategy; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel;

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labor and employee benefit costs, changes in, or failure to comply with, government regulations; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties referred to in this document and in the Company's current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. The Company will not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is the Company's policy generally not to make any specific projections as to future earnings, and the Company does not endorse any projections regarding future performance that may be made by third parties.

18.  MISCELLANEOUS.

     We are not aware of any jurisdiction where the making of the offer violates applicable law. If we become aware of any jurisdiction where the making of the offer violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the accompanying Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                          BKF CAPITAL GROUP, INC.

December 11, 2002

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